Exhibit 3.1

090503

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180425261-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/28/2018 9:19 AM
	Entity Number E0640082014-2

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

ZEV VENTURES INCORPORATED

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: 09/28/2018 Time: ______
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 1-5-15

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF ZEV VENTURES INCORPORATED

Pursuant to the provisions of Nevada Revised Statutes 78.385, 78.390 and 78.403, the undersigned officer of Zev Ventures Incorporated, a Nevada corporation, does hereby certify as follows:

A.           The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.           The amendment and restatement of the articles of incorporation as set forth below has been approved the holders of a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

ARTICLE I

NAME

The name of the corporation is Ondas Holdings Inc.

ARTICLE II

REGISTERED AGENT

The principal office in the State of Nevada is 317 N. Carson Street, Suite 208, Carson City, NV 89701.  The name of its registered agent at that address is Paracorp Incorporated.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes “NCL”). In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

ARTICLE IV

AUTHORIZED STOCK

4.1.        Authorized Shares. The corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 350,000,000 shares, with a par value of $0.0001 per share. The total number of shares of Preferred Stock authorized to be issued is 10,000,000 shares, with a par value of $0.0001 per share.

4.2.         Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the NCL. The Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

ARTICLE V

CERTAIN RIGHTS OF COMMON STOCK

5.1.         Voting Rights. Each share of Common Stock shall be entitled to one vote per share.

5.2.         No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

5.3.        Election of Directors. Notwithstanding anything to the contrary contained herein, subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect, remove and replace all directors of the corporation.

5.4.         No Preemptive Rights. No stockholder of the corporation shall have a right to purchase shares of capital stock of the corporation sold or issued by the corporation except to the extent that such a right may from time to time be set forth in a written agreement between the corporation and a stockholder.

ARTICLE VI

AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the bylaws of the corporation, except as otherwise may be specifically provided in the bylaws.

ARTICLE VII

BOARD OF DIRECTORS

The number of directors of the Corporation shall be as determined from time to time pursuant to the provisions of the Corporation’s Bylaws, except that at no time shall there be less than one director.

ARTICLE VIII

DIRECTOR AND OFFICER LIABILITY

8.1.         Limitation of Liability. A director or officer of the corporation shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. If the NCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the NCL, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

8.2.         Director and Officer Indemnity. The corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation or is serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer. The indemnification of directors and officers by the corporation shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior to the amendment). The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such Proceeding, including any appeal; provided, however, that with respect to any Proceeding initiated by a director or officer, the corporation shall indemnify such director or officer only if the Proceeding was authorized by the board of directors of the corporation, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section 8.5 below.

8.3.         Agent Limitation of Liability. The corporation shall have the power to indemnify, to the extent permitted by the NCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

8.4.         Expenses. The expenses of directors and officers incurred as a party to any threatened, pending or completed Proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the Proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article VII.

8.5.         Enforcement. Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the corporation if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the corporation or if there is no determination with respect to such request within 60 days from receipt by the corporation of a written notice from the director or officer for such a determination. If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the corporation for costs and expenses incurred in such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section 8.4 of this Article VIII where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in the NCL. Neither the failure of the corporation to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the corporation that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct. In a suit brought by a director or officer to enforce a right under this Section 8.5 or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section 8.5 or otherwise, shall be on the corporation.

8.6.         Non-Exclusivity. The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the Proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation or any bylaw, agreement, statute, vote of stockholders or disinterested directors or otherwise. The right to indemnification under Section 8.2 of this Article VIII shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

8.7.         Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any loss, liability or expense, whether or not the corporation would have the power to indemnify such person against such loss, liability or expense under the NCL.

8.8.         Settlement. The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any Proceeding within the scope of Section 8.2 of this Article VIII, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then, notwithstanding any other provision of this Article VIII, the indemnification obligation of the corporation in connection with such Proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

8.9.        Additional Rights. Except as provided by law or expressly limited by an executed and enforceable written agreement between the corporation or a subsidiary thereof and a beneficiary of this Article VIII, any indemnifications, releases, insurance or other statutory, common law, contractual, regulatory or other rights in favor of the beneficiaries of this Article VIII are in addition to, and not in derogation of, this Article VIII.

8.10.       Change in Rights. A right to indemnification, release, waiver, or to advancement of expenses arising under a provision of these articles of incorporation or a by-law of the corporation shall not be eliminated or impaired by an amendment to these articles of incorporation or the by-laws of the corporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

9.1.         Control Share Acquisition Exemption. The Corporation elects to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

9.2.         Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the Nevada Revised Statutes.

ARTICLE X

AMENDMENTS

10.1.       General Amendments. The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these articles of incorporation (including any Preferred Stock designation), and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by these articles of incorporation and the NCL; and, except as set forth in Article VIII and this Article X, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to these articles of incorporation in its present form or as hereafter amended are granted subject to the foregoing right.

10.2.       Conflict. In the event of any inconsistency between an amendment to these articles of incorporation and the rights of any beneficiary of Article VIII with respect to the subject matter of Article VIII pursuant to a written contract entered into and delivered prior to the amendment of these articles of incorporation, the beneficiary of Article VIII shall be entitled to rely upon the more favorable contractual protections accorded by the applicable contract, as amended from time-to-time and as a matter of contract, the corporation shall be bound thereby.

ARTICLE XI

JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the NRS, Section 92A of the Nevada Revised Statutes or these Amended and Restated Articles of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction.

These Amended and Restated Articles of Incorporation have been approved by a majority vote of the stockholders of the corporation.

IN WITNESS WHEREOF, the Corporation has caused its Chief Executive Officer to execute these Amended and Restated Articles of Incorporation on this 28th day of September, 2018.

/s/ Eric Brock
Eric Brock
Chief Executive Officer